Exhibit (b)(1)

EXECUTION VERSION

U.S. BANK NATIONAL ASSOCIATION 1095 Avenue of the Americas New York, NY 10036	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, PA 15222	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, NC 28202

February 10, 2026

Saltchuk Resources, Inc.

450 Alaskan Way S

Suite 708

Seattle, WA 98104

Attention: Jerald W. Richards

Project Huron

Bridge Commitment Letter

Ladies and Gentlemen:

Saltchuk Resources, Inc., a Washington corporation (“you”, the “Borrower”, or the “Company”), advised each of U.S. Bank National Association (“U.S. Bank”), BofA Securities, Inc. (together with its designated affiliates, “BofA Securities”), Bank of America, N.A. (“Bank of America”), PNC Capital Markets LLC (“PNCCM”), PNC Bank, National Association (“PNC Bank”), Wells Fargo Securities, LLC (“WFS”), and Wells Fargo Bank, National Association (“Wells Fargo”; together with U.S. Bank, BofA Securities, Bank of America, PNCCM, PNC Bank and WFS, “we”, “us”, the “Commitment Parties”, and each, a “Commitment Party”), in connection with the transaction identified to us as “Project Huron”, that you (through a wholly-owned subsidiary) intend to acquire (the “Acquisition”) Great Lakes Dredge & Dock Corporation, a Delaware corporation (“GLDD” or the “Target”), and consummate certain other transactions, all as described in Exhibit A hereto. In connection therewith, the Borrower intends to obtain a senior unsecured bridge term loan credit facility (the “Bridge Credit Facility”) in an aggregate principal amount of $1,300,000,000. Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in this Bridge Commitment Letter, including the Exhibits hereto.

1. Commitments. In connection with the foregoing, (a) (i) U.S. Bank is pleased to advise you of its commitment to provide $325,000,000 of the Bridge Credit Facility, (ii) Bank of America is pleased to advise you of its commitment to provide $325,000,000 of the Bridge Credit Facility, (iii) PNC Bank is pleased to advise you of its commitment to provide $325,000,000 of the Bridge Credit Facility, and (iv) Wells Fargo is pleased to advise you of its commitment to provide $325,000,000 of the Bridge Credit Facility (each of U.S. Bank, Bank of America, PNC Bank, and Wells Fargo in such capacity, an “Initial Lender”, and together, the “Initial Lenders”), provided, that the foregoing commitments are several, and not joint, (b) U.S. Bank is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Credit Facility, and (c) each of U.S. Bank (in such capacity, the “Lead Left Arranger”), BofA Securities, PNCCM, and WFS (or, in each case, its designated affiliate) is pleased to advise you of its willingness, and you hereby engage each of the foregoing, to act as the joint lead arrangers and joint bookrunners (collectively, in such capacity (including the Lead Left Arranger), the “Lead Arrangers”, and each a “Lead

Arranger”) for the Bridge Credit Facility, and in connection therewith to form a syndicate of lenders for the Bridge Credit Facility, but excluding Disqualified Lenders (as defined below) (collectively, the “Lenders”, and each, a “Lender”), including the Initial Lenders, in consultation with you (and subject to your approval and consent, as applicable, as provided in this Bridge Commitment Letter) and otherwise subject to the provisions of this Bridge Commitment Letter, in each case upon and subject to the terms set forth in this letter agreement and Exhibits A and B hereto, and subject solely to the conditions set forth in Exhibit C hereto (the “Conditions Exhibit”, and together with Exhibit B, the “Bridge Term Sheet” and, the Bridge Term Sheet, together with this letter agreement, including the transaction summary set forth in Exhibit A hereto, as amended or modified from time to time, this “Bridge Commitment Letter”). You further agree, subject to the last paragraph of Section 2 of this Bridge Commitment Letter, that no other titles will be awarded and no compensation (other than that expressly contemplated by this Bridge Commitment Letter, the Bridge Fee Letter (as hereinafter defined) and the Lead Left Fee Letter (as hereinafter defined)) will be paid in connection with the Bridge Credit Facility unless you and the Lead Left Arranger shall so agree, including as agreed prior to the date hereof in accordance with the Syndication Plan (as defined below). It is understood and agreed that (a) U.S. Bank will have “left” or first placement in any marketing materials or other documentation used in connection with the Bridge Credit Facility, and in each case having the roles and responsibilities customarily associated with such name placement, (b) BofA Securities shall appear second, or immediately to the right of U.S. Bank, in any marketing materials or other documentation used in connection with the Bridge Credit Facility, and (c) the other agents (or their affiliates, as applicable) for the Bridge Credit Facility appointed as described above will be listed in any marketing materials or other documentation used in connection with the Bridge Credit Facility in an order determined by you in consultation with the Commitment Parties.

2. Syndication. The Lead Arrangers intend to commence syndication of the Bridge Credit Facility (which syndication shall not reduce the respective commitments of the Initial Lenders hereunder, except as provided for in this Section 2) promptly after your acceptance of the terms of this Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter (such date, the “Syndication Commencement Date”), and we agree not to commence any syndication of the Bridge Credit Facility prior to the Syndication Commencement Date. You agree to use commercially reasonable efforts to actively assist the Lead Arrangers in achieving a syndication that is reasonably acceptable to you and us, commencing on the Syndication Commencement Date until the date that is 60 days following the Acquisition Funding Date (as defined in Exhibit A hereto) (such period, the “Syndication Period”). Such assistance during the Syndication Period shall include (a) your using commercially reasonable efforts to provide all customary written readily available information in respect of the Borrower, the Target and its subsidiaries (the Target, together with such subsidiaries, the “Target Entities”) reasonably deemed necessary by the Lead Arrangers to complete such syndication (in the case of information of or related to the Target Entities, solely to the extent practical and appropriate and not in contravention of (and consistent with) the Merger Agreement and subject to the provisions and restrictions under applicable law, using your commercially reasonable efforts to cause the Target Entities to provide such information), in each case subject to the limitations on the scope of Projections and financial statements described in clause (b) below, (b) your assistance in the preparation of an information memorandum and a lender presentation with respect to the Bridge Credit Facility, in each case, in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) (collectively with the Bridge Term Sheet, the transaction summary attached hereto as Exhibit A, and any additional summary of terms prepared for distribution to prospective Lenders (other than Disqualified Lenders), the “Information Materials”), it being understood and agreed that (x) the Information Memorandum shall include each of the total leverage ratio of the Borrower and the consolidated net leverage ratio of the Borrower, calculated on a pro forma basis for the Acquisition and the transactions related thereto (including the funding of the loans under the Bridge Credit Facility) and in a manner consistent with the below-defined “Existing Revolving Credit Agreement” and (y) Projections and/or financial statements with respect to the Borrower and the Target Entities that are to be included in the Information Materials shall be as mutually agreed between you and us; provided, that your requirement to assist in obtaining and providing any information of or related to the Target Entities, and the scope of any such information, shall be subject to the parenthetical at the end of clause (a) above, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships, and

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(d) the hosting, with the Commitment Parties and appropriate officers and senior management of the Borrower and, using your commercially reasonable efforts, solely to the extent practical and not in contravention of (and consistent with) the Merger Agreement, with respect to those of the Target Entities, of up to one meeting (or, at your option, a conference call or videoconference in lieu of such meeting) of prospective Lenders (as well as additional one-on-one conference calls with prospective Lenders as deemed reasonably necessary) in each case at such time during regular business hours and a location to be reasonably agreed (which can be a conference call or videoconference at your option). Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Credit Facility and in no event shall the commencement or successful completion of syndication of the Bridge Credit Facility constitute a condition to the availability of the Bridge Credit Facility on the Acquisition Funding Date.

In order to facilitate an orderly and successful syndication of the Bridge Credit Facility, you agree that from the date hereof until the end of the Syndication Period, neither the Borrower nor any of its subsidiaries will issue, announce, offer, place or arrange debt securities or any syndicated credit facility, and you will use commercially reasonable efforts to ensure that the Target Entities do not issue, announce, offer place or arrange debt securities or any syndicated credit facility (in each case other than any borrowing, extension, increase or refinancing under the Borrower’s existing revolving and term loan credit facilities, any syndicated credit facility or issuance, offer or placement or arrangement of debt securities used to refinance the Bridge Credit Facility, ordinary course purchase money indebtedness, letter of credit facilities, commercial paper facilities, working capital facilities, overdraft protection, hedging and cash management and/or financing, and financing lease obligations, any financing of the Target not prohibited by the Merger Agreement, and any other financing agreed to by the Lead Arrangers), in each case to the extent such issuance, announcement, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Bridge Credit Facility.

Syndication will not commence prior to the Syndication Commencement Date. From the Syndication Commencement Date to and including the date that is 60 consecutive days after the Syndication Commencement Date (the “Initial Syndication Period”), decisions regarding the syndication of the Bridge Credit Facility, including determinations as to the timing of all offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of any “agent” title or similar designation or role to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers and the Initial Lenders pursuant to the terms of this Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter will be made jointly by the Lead Arrangers and you and, except to the extent the Lead Arrangers and you otherwise agree in writing, in accordance with the syndication plan heretofore jointly developed by such parties (the “Syndication Plan”). Without limiting the foregoing, the Bridge Credit Facility will be syndicated during the Initial Syndication Period only to Lenders identified in the Syndication Plan (and in the order set forth in the Syndication Plan) or otherwise agreed in writing prior to the date hereof (the “Designated Lenders”). Following the Initial Syndication Period, if and for so long as a successful syndication has not been achieved, the Lead Arrangers shall manage and control all aspects of the syndication of the Bridge Credit Facility in consultation with you (including in the selection of Lenders); provided, that the Bridge Credit Facility shall not be syndicated to (i) any person identified by you to the Lead Arrangers in writing prior to the date hereof (or, if after the date hereof, that is reasonably acceptable to the Lead Arrangers), or (ii) any person identified by you to the Lead Arrangers in writing that is a competitor of yours, your subsidiaries or the Target Entities, and any person controlling or controlled by any of the foregoing, or (iii) any affiliate of any person identified in clauses (i) or (ii) above that is (a) identified in writing by you from time to time or (b) clearly identifiable as an affiliate as a result of having such person’s name in its legal name (any such person in clauses (i), (ii) or (iii) above, collectively, the “Disqualified Lenders”). Subject to the second to last paragraph of this Section 2, the commitments of each Initial Lender hereunder with respect to the Bridge Credit Facility will be reduced dollar-for-dollar by the amount of each commitment for the Bridge Credit Facility received from a Permitted Assignee (as defined below) selected in accordance with this paragraph upon such Permitted Assignee becoming (i) a party to this Bridge Commitment Letter as an additional “Commitment Party” pursuant to a Joinder Agreement or (ii) a party to the definitive documentation with respect to the Bridge Credit

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Facility that is consistent with this Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter (the “Loan Documentation”). Commitments assigned pursuant to the foregoing shall ratably reduce the commitments of the Initial Lenders based on their initial commitment amounts on the date hereof. For purposes herein, “Permitted Assignee” shall mean (i) each Designated Lender and (ii) any other Lender (other than a Disqualified Lender) approved by you in your reasonable discretion; provided, however, that to the extent that any portion of the commitments of an Initial Lender hereunder with respect to the Bridge Credit Facility is syndicated to a Lender that, upon first becoming party to this Bridge Commitment Letter or the applicable Loan Documentation as described above, is not a commercial or investment bank whose senior, unsecured, long-term indebtedness has an “investment grade” rating by Moody’s Investors Service, Inc. and S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, then such Initial Lender shall not be relieved of its obligations. In connection with any commitments received from Permitted Assignees selected in accordance with this paragraph, you agree, at the request of the Lead Arranger to enter into one or more customary joinder agreements, amendments or amendments and restatements to the Bridge Commitment Letter (each, a “Joinder Agreement”), in each case acceptable to you, providing for such Permitted Assignees to become an additional “Commitment Party” and an additional “Initial Lender” under this Bridge Commitment Letter and extend commitments in respect of the Bridge Credit Facility directly to you (it being agreed that the commitments of such additional Commitment Parties and the Initial Lenders will be several and not joint). It is understood that, unless otherwise agreed by you and the Lead Left Arranger in writing, no Lender participating in the Bridge Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in any Joinder Agreement, and in the Bridge Term Sheet, the Bridge Fee Letter, and the Lead Left Fee Letter.

Notwithstanding anything in this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter, the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (i) the Initial Lenders shall not be relieved or novated from their obligations hereunder or under any Loan Documentation (including their obligation to fund the full amount of the Bridge Credit Facility on the Acquisition Funding Date) in connection with any syndication, assignment or participation of the Bridge Credit Facility (other than, upon execution and delivery of a Joinder Agreement, in connection with any assignment to a Permitted Assignee in respect of the amount allocated to such Permitted Assignee pursuant to such Joinder Agreement), including its commitment in respect thereof, until after the full funding of the Bridge Credit Facility on the Acquisition Funding Date, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitment in respect of the Bridge Credit Facility until after the full funding of the Bridge Credit Facility on the Acquisition Funding Date (other than, upon execution and delivery of a Joinder Agreement, in connection with any assignment to a Permitted Assignee in respect of the amount allocated to such Permitted Assignee pursuant to such Joinder Agreement) and (iii) unless you and we agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to the commitments in respect of the Bridge Credit Facility, including all rights with respect to consents, modifications, supplements, amendments, and amendments and restatements hereunder (other than, upon execution and delivery of a Joinder Agreement, in connection with any assignment to a Permitted Assignee in respect of the amount allocated to such Permitted Assignee pursuant to such Joinder Agreement), until the full funding of the Bridge Credit Facility on the Acquisition Funding Date has occurred.

Notwithstanding anything in this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter, the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, neither you, the Target Entities, or your or their respective subsidiaries or other affiliates, nor any of your or their respective representatives will be required to disclose, permit the inspection, examination or making copies or abstracts of, or permit the discussion of, any document, information or other matter (i) to the extent involving trade secrets, (ii) to the extent the provision thereof would, or could reasonably be expected to, violate any applicable law, rule or regulation, or any confidentiality obligation binding upon you or any Target Entity or any of your or their respective subsidiaries or other affiliates, or (iii) to the extent the provision thereof would, or could reasonably be expected to, waive any privilege that may be asserted by, you, the Target Entities, or any of your or their respective subsidiaries or other affiliates;

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provided, that in the event you do not provide information in reliance on this sentence (and in the case of information applicable to the Target Entities, to your knowledge), you shall provide notice to us that such information is being withheld (but solely to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable) and you shall use your commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; provided, further, that the representation and warranty made by you with respect to information in Section 3 shall not be affected in any way by your decision not to provide such information on the basis provided above. You shall have no obligation to provide (1) any financial information (other than the financial statements referenced in paragraph (ii) of Exhibit C) concerning the Borrower that the Borrower does not maintain in the ordinary course of business or (2) any other information not reasonably available to the Borrower under its current reporting systems, unless any such information referred to in clause (1) or (2) above would be required so that any marketing materials, when taken as a whole, would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that nothing in this sentence shall be deemed to limit your obligation to prepare Projections for use in the Information Memorandum.

3. Information Requirements. You hereby represent and warrant (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder, the effectiveness of the Loan Documentation, the availability of the Bridge Credit Facility on the Acquisition Funding Date, or to the funding of the Bridge Credit Facility on the Acquisition Funding Date), and, with respect to the Target Entities and their respective businesses and assets prior to the Acquisition Funding Date, to your knowledge, that (a) all written information (other than (i) financial projections, the model, pro forma information, estimates, forecasts, and other forward-looking information (collectively, “Projections”) and (ii) information of a general economic or industry nature) (the “Information”) that has been or is hereafter made available to the Lead Arranger or any of the Lenders by you or on behalf of you by any of your representatives (and as supplemented from time to time as provided in the next sentence) in connection with the Transactions, taken as a whole, is and will be (as of the date made available, as supplemented from time to time as provided herein) correct in all material respects and does not and will not (as of the date made available, as supplemented from time to time as provided herein), taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were or are made and (b) all written financial Projections concerning the Borrower and the Target Entities (prior to the Acquisition Funding Date, solely to the extent such Projections in respect of the Target Entities have been made available to the Borrower and subject to your knowledge with respect to the Target Entities), that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by you or on behalf of you by any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made; it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material. You agree that if at any time prior to the end of the Syndication Period (or, if earlier, the date on which the commitments in respect of the Bridge Credit Facility are terminated pursuant to clauses (a), (c) or (d) of the definition of “End Date” as set forth below), any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or cause to be supplemented (or, in the case of the Target Entities, use commercially reasonable efforts to supplement or cause to be supplemented), the Information and Projections so that such representations contained in this paragraph are correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Bridge Credit Facility, the Commitment Parties are and will be using and relying on the Information and Projections, if any, without independent verification thereof.

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You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on Debticate, IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target Entities, their respective affiliates, or any other entity, or the respective securities thereof, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. All Information and Information Materials not specifically identified as “PUBLIC” shall be deemed suitable only for posting to Private Lenders. You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, except to the extent you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders and provided that you shall have been given a reasonable opportunity to review such documents: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda; (b) notifications of changes to the terms of the Bridge Credit Facility; and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of term sheets and definitive documents with respect to the Bridge Credit Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders.

4. Fees and Indemnities.

You agree to pay the fees set forth in the separate fee letter, addressed to you and dated the date hereof, from the Lead Arrangers (as amended, restated, supplemented or otherwise modified from time to time, the “Bridge Fee Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth therein. You also agree to pay the fees set forth in the separate fee letter, addressed to you and dated the date hereof, from the Lead Left Arranger (as amended, restated, supplemented or otherwise modified from time to time, the “Lead Left Fee Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth therein. You agree that, once paid, the fees or any part thereof payable hereunder, under the Bridge Fee Letter or under the Lead Left Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Bridge Commitment Letter are consummated, except as otherwise agreed in writing by you and the Lead Arrangers or the Lead Left Arranger, as applicable. All fees payable hereunder, under the Bridge Fee Letter, and under the Lead Left Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable to a recipient thereof hereunder or under the Bridge Fee Letter or the Lead Left Fee Letter shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up in accordance with the terms of, and as provided in, the Existing Revolving Credit Agreement.

You agree that (i) in no event shall any Commitment Party, its affiliates, and its and its affiliates’ respective officers, directors, employees, advisors, and agents (each, and including, without limitation, each Initial Lender, an “Arranger-Related Person”) have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Bridge Commitment Letter, the Bridge Fee Letter,

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the Lead Left Fee Letter, the Bridge Credit Facility or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an electronic platform or otherwise via the internet. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. It is also agreed that neither you nor any Arranger-Related Person shall be liable for any special, indirect, consequential or punitive damages in connection with this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter, the Bridge Credit Facility or any other agreement or instrument contemplated hereby, or in connection with any activities related to any of the foregoing (except, with respect to you, to the extent you are otherwise required to indemnify an Indemnified Person in respect thereof pursuant to the terms of this paragraph, including to the extent such special, indirect, consequential or punitive damages are included in any third-party claim with respect to which the applicable indemnified person is otherwise entitled to indemnification). As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind and related expenses.

You agree (A) to (i) indemnify and hold harmless each Commitment Party, its affiliates, and its and its affiliates’ respective officers, directors, employees, advisors, and agents (each, and including, without limitation, each Initial Lender, an “Indemnified Person”) from and against any and all Liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter, the Bridge Credit Facility, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Bridge Commitment Letter or the role of each Lead Arranger or each Initial Lender in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the immediately preceding paragraph and this paragraph) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors, the Borrower, any Target Entity or any other person and (ii) reimburse each Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) primarily result from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing its activities or in furnishing its commitments or services under this Bridge Commitment Letter or (y) a material breach in bad faith of the funding obligation of any Lead Arranger or any of its affiliates under this Bridge Commitment Letter, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Lead Arranger in its capacities or in fulfilling its roles as an arranger or agent or any similar role hereunder); provided, further, that you will not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons except to the extent that (i) local counsel or special counsel, in addition to its regular counsel, is, in the good faith judgment of an Indemnified Person, required in order to effectively defend against (or otherwise in connection with) such action or proceeding or (ii) more than one firm of attorneys is required due to an actual or potential conflict of interest, including any local counsel (in which case we agree to notify you promptly of such conflict and all similarly situated Indemnified Persons shall be represented by one firm of attorneys in each applicable jurisdiction), and (B) to reimburse us and our affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses and syndication expenses, and limited, in the case of fees, expenses, charges and disbursements of counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel and, solely to the extent that the Lead Left Arranger determines it is required in connection with this Bridge Commitment Letter or the Bridge Credit Facility after consultation with you, one

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additional local counsel or one additional specialty counsel) incurred in connection with the Bridge Credit Facility and any related documentation (including this Bridge Commitment Letter, the Bridge Term Sheet, the Bridge Fee Letter, the Lead Left Fee Letter, and the Loan Documentation (including amendments, waivers or modifications thereto)).

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to us and the other Indemnified Persons. Notwithstanding anything to the contrary herein, you shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled, compromised or consented to with your written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner and to the extent set forth above.

Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you or any of your affiliates under this Section 4 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

5. Conditions to Financing. Notwithstanding anything in this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter, the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(a) each Initial Lender’s commitment hereunder, and each of their agreements to perform the services described herein, are subject only to the satisfaction (or waiver by the Lead Arrangers) of the conditions set forth in the Conditions Exhibit (and there are no other conditions to the funding of the Bridge Credit Facility, whether express or implied), and upon satisfaction or waiver by the Lead Arrangers of such conditions, the full funding of the Bridge Credit Facility on the Acquisition Funding Date shall occur;

(b) (i) neither the commencement or completion of syndication of the Bridge Credit Facility, nor the completion of an Information Memorandum or other Information Materials or marketing materials, nor, except as set forth in the Conditions Exhibit, compliance with any other provision set forth in this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter, or the Loan Documentation, and (ii) except as set forth in the Conditions Exhibit, neither the accuracy of any representation and warranty set forth in the Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter or in any Loan Documentation, nor the delivery of any Information, Projections or any supplement or updates thereto, in the case of clauses (i) and (ii), shall constitute a condition to the commitments hereunder or (other than solely the conditions set forth in the Conditions Exhibit) to the effectiveness of the Loan Documentation, the availability of the Bridge Credit Facility on the Acquisition Funding Date, or to the funding of the Bridge Credit Facility on the Acquisition Funding Date, and (b) the only financial statements and Projections that shall be required to be delivered as a condition to the effectiveness of the Loan Documentation and the availability of the Bridge Credit Facility and the funding of the Bridge Credit Facility on the Acquisition Funding Date shall be those expressly described in paragraph (iii) of the Conditions Exhibit;

(c) the only representations relating to the Target Entities and their respective businesses the accuracy of which shall be a condition to the availability or full funding of the Bridge Credit Facility on the Acquisition

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Funding Date shall be the representations made by or with respect to the Target Entities in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or its) obligations under the Merger Agreement, or to decline to consummate the Acquisition pursuant to the Merger Agreement, as a result of a breach of such representations in the Merger Agreement (in accordance with the terms of the Merger Agreement) (the “Merger Agreement Representations”);

(d) the only other representations the accuracy of which shall be a condition to availability or full funding of the Bridge Credit Facility on the Acquisition Funding Date shall be the Specified Representations (as hereinafter defined); and

(e) the terms of the Loan Documentation shall be in a form such that they do not impair the full funding of the Bridge Credit Facility on the Acquisition Funding Date if the conditions expressly set forth in the Conditions Exhibit are satisfied or waived by the Lead Arrangers.

For purposes hereof, “Specified Representations” means the representations and warranties made by Borrower and the Guarantors in the Loan Documentation and set forth in the Bridge Term Sheet relating to corporate status of the Borrower and the Guarantors; corporate or similar power and authority of the Borrower and the Guarantors to enter into the Loan Documentation; due authorization, execution, delivery by the Borrower and the Guarantors and enforceability (subject to customary enforceability exceptions) against the Borrower and the Guarantors of the Loan Documentation; no conflicts of the Bridge Credit Facility (limited to the execution, delivery and performance of the Loan Documentation and incurrence of the Bridge Credit Facility (and not, for the avoidance of doubt, the assumption or the incurrence of any other indebtedness)) with charter documents of the Borrower and the Guarantors, agreements, documents and instruments governing debt for borrowed money of the Borrower and the Guarantors in an aggregate principal amount under any such agreement, document or instrument equaling or exceeding $100,000,000; Federal Reserve margin regulations; solvency as of the Acquisition Funding Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit D); the Investment Company Act; and use of proceeds of the Bridge Credit Facility not violating laws against sanctioned persons and foreign corrupt practices (including OFAC, the FCPA and the Patriot Act).

Notwithstanding anything in this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter, the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, if any of the Merger Agreement Representations are qualified or subject to “material adverse effect,” the definition of “Company Material Adverse Effect” in the Merger Agreement shall apply for the purposes of any representations and warranties required to be accurate, on or as of the applicable date they are made.

This Section 5 shall be referred to as the “Certain Funds Provision”.

6. Confidentiality and Other Obligations. This Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter, and the contents hereof and thereof, are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (a) to your directors, officers, employees, agents, attorneys, affiliates, auditors and advisors who are involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise you may reasonably determine to be required by any law, rule or regulation (in which case you agree to inform us thereof if permitted by applicable law), (c) with respect to this Bridge Commitment Letter, but not the Bridge Fee Letter or the Lead Left Fee Letter, in filings with applicable regulatory authorities or any written tender offer or proxy related to the Acquisition, (d) the aggregate fee amounts contained in the Bridge Fee Letter and the Lead Left Fee Letter in connection with any Acquisition Funding Date funds flow, and as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Bridge Credit Facility to the extent customary or required in connection with the Transactions or in offering and marketing materials for the Bridge Credit

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Facility, or in any public release or filing relating to the Bridge Credit Facility, (e) the Bridge Term Sheet attached to this Bridge Commitment Letter to potential debt providers in coordination with us to obtain commitments to the Bridge Credit Facility from such potential debt providers and to rating agencies, (f) to the extent any such information becomes publicly available other than by reason of disclosure by you, or your officers, agents, attorneys, affiliates, auditors and advisors in breach of this Bridge Commitment Letter, (g) to the extent required in connection with any litigation or similar proceeding, (h) the Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee letter (in the case of the Bridge Fee Letter and the Lead Left Fee Letter, redacted in a customary manner reasonably satisfactory to us, in respect of the amounts, percentages and basis points of fees set forth therein) on a confidential basis to the Target Entities and their respective affiliates, and the officers, directors, employees and agents, accountants, attorneys and other professional advisors of each of the foregoing under this clause (h), in connection with the Transactions, and (i) for purposes of establishing a “due diligence” defense or to enforce any rights and remedies hereunder. This paragraph shall terminate (as it relates to Bridge Commitment Letter but not as it relates to the Bridge Fee Letter or the Lead Left Fee Letter) on the first anniversary of the date hereof.

No confidential information obtained by us or any of our affiliates from you or your representatives and none of this Bridge Commitment Letter, the Bridge Fee Letter, the Lead Left Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by us or any of our affiliates to any other person without your prior consent except (a) on a confidential “need to know” basis and solely in connection with the transactions contemplated hereby, to our affiliates and to our and our affiliates’ officers, directors, agents, attorneys, affiliates, auditors and advisors (collectively, “Representatives”) who are involved in the consideration of this matter and made aware of the confidential nature thereof and have been instructed to keep information of this type confidential in accordance with customary practices (provided that no Commitment Party shall be responsible for its Representatives’ compliance with this paragraph), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by any law, rule or regulation (in which case we agree to inform you thereof if permitted by applicable law, rule or regulation), (c) in connection with the syndication of the Bridge Credit Facility contemplated hereby (other than the Bridge Fee Letter or the Lead Left Fee Letter), (d) to the extent requested or required by any state, federal or foreign authority or examiner regulating banks or banking, or regulatory or self-regulatory authority having jurisdiction over us or our affiliates (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority) to inform you promptly thereof if permitted by applicable law, rule or regulation), (e) to the extent required in connection with any litigation or similar proceeding, (f) to the extent any such information becomes publicly available other than by reason of disclosure by us, or our officers, agents, attorneys, affiliates, auditors and advisors in breach of this Bridge Commitment Letter or other confidentiality obligations owed to you or your affiliates, or is independently developed by us without the use of any confidential information, (g) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense, (h) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (i) to the extent that such information is independently developed by a Commitment Party, (j) this Bridge Commitment Letter may be disclosed to rating agencies in connection with obtaining a rating, and (k) to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of the Bridge Credit Facility; provided, that such information is limited to the existence of this Bridge Commitment Letter and generic information about the Bridge Credit Facility. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the Bridge Credit Facility upon the execution and effectiveness thereof and otherwise shall terminate on the first anniversary of the date hereof.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

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You acknowledge that the Commitment Parties or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. We will not use confidential information obtained from you by virtue of the transactions contemplated by this Bridge Commitment Letter or its other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that we have no obligation to use in connection with the transactions contemplated by this Bridge Commitment Letter, or to furnish to you, confidential information obtained from other companies. Subject to the second paragraph of this Section 6, you agree that in connection with the services and transactions contemplated hereby, each Commitment Party is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Target Entities or any of their respective affiliates that is provided to a Commitment Party by or on behalf of you or any of your representatives.

You agree that each Commitment Party will act under this Bridge Commitment Letter as an independent contractor and that nothing in this Bridge Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Bridge Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and, if applicable, their affiliates, are acting solely as principals and have not been, are not and will not be acting as advisors, agents or fiduciaries of you, your management, equity holders, creditors, affiliates or any other person and (iii) the Commitment Parties and, if applicable, their affiliates, have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Bridge Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, and (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and we shall have no responsibility or liability to you with respect thereto. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Bridge Commitment Letter. You acknowledge that one or more Commitment Parties currently are acting or may act as a lender and/or agent under certain of the Borrower’s existing or future revolving and term loan credit facilities, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with any Commitment Party or any of its affiliates that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Bridge Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by such Commitment Party’s performance or lack of performance of services hereunder.

You further acknowledge that each Lead Arranger and its affiliates are a full-service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Lead Arranger may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lead Arranger or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and our affiliates are required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow us to identify the Borrower and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for us and each of our affiliates.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6, 7 and 8 shall remain in full force and effect regardless of whether any Loan Documentation shall be executed and delivered and notwithstanding the termination of this Bridge Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Credit Facility; provided that if the Loan Documentation becomes effective, the reimbursement, indemnification, choice of law, and waiver of jury trial provisions contained herein shall be superseded by the corresponding provisions of the Loan Documentation to the extent covered thereby.

8. Miscellaneous. This Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. This Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by us of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, we are under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by us pursuant to procedures approved by us; provided, that without limiting the foregoing, (a) to the extent we have agreed to accept such Electronic Signature, we shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of us, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Bridge Commitment Letter, the Bridge Fee Letter or the Lead Left Fee Letter.

This Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that the governing law of the Merger Agreement, which is the laws of the state of Delaware, shall govern in determining (i) the interpretation of a “Company Material Adverse Effect” (as defined in the Merger Agreement) and whether a “Company Material Adverse Effect” has occurred, (ii) the making and accuracy of any Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (taking into account any applicable cure provisions) to terminate your or its obligations (or to refuse to consummate the Acquisition) under the Merger Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS BRIDGE COMMITMENT LETTER, THE BRIDGE FEE LETTER, THE LEAD LEFT FEE LETTER, THE TRANSACTIONS AND THE OTHER

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TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE COMMITMENT PARTIES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Bridge Commitment Letter, the Bridge Fee Letter, or the Lead Left Fee Letter and, with respect to any other suit, action or proceeding between the Borrower or any of its affiliates and an Indemnified Party arising out of or relating to the Transactions, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Bridge Commitment Letter, together with the Bridge Fee Letter and the Lead Left Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Credit Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Bridge Commitment Letter. None of this Bridge Commitment Letter (including the attachments hereto), the Bridge Fee Letter, or the Lead Left Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by you and us (other than with respect to the Lead Left Fee Letter, which shall require an instrument in writing signed by you and the Lead Left Arranger).

Each of the parties hereto agrees that this Bridge Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documentation by the parties hereto in a manner consistent with this Bridge Commitment Letter, it being acknowledged and agreed that the effectiveness of the Loan Documentation and the availability of, and full funding of, the Bridge Credit Facility on the Acquisition Funding Date in each case shall be subject solely to the satisfaction (or waiver by the Lead Arrangers) of the conditions precedent set forth in the Conditions Exhibit.

This Bridge Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Subject to Section 2, the Initial Lenders may assign all or a portion of their respective commitments hereunder to one or more Permitted Assignees; provided, that no such assignment shall relieve the Initial Lender of its obligations hereunder except as provided in Section 2. In the event that you determine, in your sole discretion, that you may consummate the Transactions for any reason with a lesser amount of commitments or indebtedness, then you may reduce the Initial Lenders’ commitments with respect to the Bridge Credit Facility.

Subject to Section 2, we may employ the services of our affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Bridge Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of us hereunder. We shall be responsible for our affiliates’ failure to comply with such obligations under this Bridge Commitment Letter.

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Please indicate your acceptance of the terms hereof, the Bridge Fee Letter, and the Lead Left Fee Letter by returning to us executed counterparts of this Bridge Commitment Letter and the Bridge Fee Letter, and solely to the Lead Left Arranger the Lead Left Fee Letter, not later than 11:59 p.m. (New York City time) on February 10, 2026, whereupon the undertakings of the parties with respect to the Bridge Credit Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Credit Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder (or under the Loan Documentation, as applicable) will expire at 11:59 p.m., New York City time on the date that is the earliest of (a) the fifth business day after the latest “Outside Date” ((x) after giving effect to any automatic extensions thereof pursuant to the Merger Agreement as in effect on the date hereof and (y) regardless of whether the Merger Agreement terminates on such date) (as defined in the Merger Agreement as in effect on the date hereof), (b) the Acquisition Funding Date after giving effect to the full funding of the Bridge Credit Facility on such date, (c) the date that the Merger Agreement expires in accordance with its terms or your or your applicable subsidiary’s obligations to consummate the Acquisition under the Merger Agreement terminate in accordance with its terms and, in each case, you notify us in writing of the same; provided, that you agree to provide prompt notice of the same and a public statement announcing the same shall constitute notice or you inform us in writing that you have abandoned your pursuit of the Acquisition, (d) the date set forth in a written notice from you to the Commitment Parties of your election to terminate all commitments under the Bridge Credit Facility in full and (e) the date the Tender Offer is consummated in accordance with the terms of the Merger Agreement without the use of the Bridge Credit Facility (the earliest such date, the “End Date”); provided, that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Bridge Commitment Letter that occurred prior to any such termination.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Nora Golden
Name:	Nora Golden
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Daryl K. Hogge
Name:	Daryl K. Hogge
Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Mark N. Post
Name:	Mark N. Post
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Jack Broeren
Name:	Jack Broeren
Title:	Executive Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Jack Broeren
Name:	Jack Broeren
Title:	Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Chris Harbutt
Name:	Chris Harbutt
Title:	Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Adam Hyder
Name:	Adam Hyder
Title:	Managing Director

Signature Page to Project Huron Bridge Commitment Letter

Agreed, acknowledged and accepted:

SALTCHUK RESOURCES, INC.

By:	/s/ Jerald W Richards
Name: Jerald W Richards
Title: SVP & Chief Financial Officer

Signature Page to Project Huron Bridge Commitment Letter

EXHIBIT A

PROJECT HURON TRANSACTION SUMMARY

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Bridge Commitment Letter to which this Exhibit A is attached or in Exhibits B or C attached thereto, as applicable. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Saltchuk Resources, Inc., a Washington corporation (“Saltchuk”), through Huron MergeCo., Inc., a Delaware corporation and a wholly-owned subsidiary of Saltchuk (the “Merger Sub”), intends to acquire (the “Acquisition”) all of the issued and outstanding shares of capital stock of Great Lakes Dredge & Dock Corporation, a Delaware corporation (“GLDD”), all as set forth in that certain Agreement and Plan of Merger, dated as of February 10, 2026 (the “Merger Agreement”), among Saltchuk, Merger Sub and GLDD. In connection therewith:

(a) Merger Sub will launch a tender offer (the “Tender Offer”) to offer to purchase all outstanding shares of GLDD common stock, par value $0.0001 per share (the “GLDD Shares”), upon the terms and subject to the conditions set forth in the Merger Agreement;

(b) there will be validly tendered and not withdrawn on or prior to the “Expiration Date” (as defined in the Merger Agreement) a number of GLDD Shares which, together with any GLDD Shares then owned by Saltchuk and its subsidiaries (including Merger Sub), represents at least one GLDD Share more than a majority of the issued and outstanding GLDD Shares as of the expiration of the Tender Offer (the “Minimum Tender Condition”);

(c) Merger Sub will be merged with and into GLDD pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with GLDD surviving as a wholly-owned subsidiary of Saltchuk, without the requirement for approval of any stockholder of GLDD, to be effected promptly following the consummation of the Tender Offer (and in any event within two business days after the consummation thereof) (the “Merger Agreement Condition”);

(d) the Borrower will obtain the Bridge Credit Facility as described in Exhibit B to the Bridge Commitment Letter in an aggregate principal amount equal to (or, at the option of the Borrower, an amount less than) $1,300,000,000 (the “Bridge Credit Facility”) (as such amount shall be reduced from time to time in accordance with the terms set forth in Exhibit B to the Bridge Commitment Letter);

(e) the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid; and

(f) the proceeds of the Bridge Credit Facility will be used to pay a portion of the consideration and other amounts owing in connection with the Acquisition, to repay the “Existing Target Indebtedness” (as defined in Exhibit C hereto), and to pay all or a portion of the Transaction Costs.

The transactions described above in clauses (a) through (f) (inclusive) are collectively referred to as the “Transactions”. For purposes of the Bridge Commitment Letter, the Bridge Fee Letter, and the Lead Left Fee Letter, “Acquisition Funding Date” means the date of the consummation of the Tender Offer and the satisfaction or waiver of the relevant conditions set forth in Exhibit C to the Bridge Commitment Letter and the funding of the Bridge Credit Facility.

A-1

EXHIBIT B

SUMMARY OF TERMS AND CONDITIONS

BRIDGE CREDIT FACILITY

Attached

SUMMARY OF TERMS AND CONDITIONS

February 10, 2026

Capitalized terms not otherwise defined herein (this “Bridge Term Sheet” or this “Term Sheet”) have the same meanings as specified therefor in the Bridge Commitment Letter (including the Exhibits thereto) to which this Exhibit A is attached.

BORROWER:	Saltchuk Resources, Inc., a Washington corporation (the “Borrower”).

GUARANTORS:	All obligations of the Borrower under the Bridge Credit Facility shall be guaranteed by the Borrower’s subsidiaries that are required to act as guarantors under the Existing Revolving Credit Agreement (as defined below) (each a “Guarantor” and collectively, the “Guarantors” and, together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”); it being understood and agreed that none of the Target Entities shall be required to become Guarantors on the Acquisition Funding Date and shall only be required to become Guarantors thereafter under and to the extent the same would be required by Section 6.12 of the Existing Revolving Credit Agreement. Certain cash management and hedging obligations also shall be guaranteed by the Loan Parties, consistent with the requirements of the Existing Revolving Credit Agreement. All such obligations shall constitute “Guaranteed Obligations”.

TRANSACTIONS:	The Borrower shall acquire the Target pursuant to the Transactions described in Exhibit A to the Commitment Letter.

ADMINISTRATIVE AGENT:	U.S. Bank National Association (“U.S. Bank”) will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).

JOINT LEAD ARRANGERS AND JOINT RUNNERS:	U.S. Bank (in such capacity, the “Lead Left Arranger”), BofA Securities, Inc., PNC Capital Markets LLC, and Wells Fargo Securities, LLC (each of the foregoing, a “Lead Arranger”; collectively, the “Lead Arrangers”).

LENDERS:	U.S. Bank, Bank of America, N.A., PNC Bank, National Association, Wells Fargo Bank, National Association, and other banks, financial institutions and institutional lenders selected in accordance with the terms of the Bridge Commitment Letter.

BRIDGE CREDIT FACILITY:	A senior unsecured term loan credit facility in an aggregate principal amount in U.S. dollars of $1,300,000,000 (the “Bridge Credit Facility”; the loans thereunder, the “Loans”). The Bridge Credit Facility shall be drawn, in whole or in part, if at all, on the Acquisition Funding Date. All undrawn commitments, if any, shall automatically terminate immediately subsequent to the Acquisition Funding Date.

PURPOSE:	The proceeds shall be used by the Borrower (i) to pay a portion of consideration for the Acquisition, (ii) to pay certain Transaction Costs, and (iii) to repay Existing Target Indebtedness.

INTEREST RATES AND FEES:	As set forth in Annex I hereto.

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Base Rate (as defined on Annex I hereto) (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

BRIDGE CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS FEBRUARY 10, 2026	CONFIDENTIAL INFORMATION

DOCUMENTATION PRINCIPLES:	Subject to the immediately succeeding paragraph, the Loan Documentation will be based on, and substantially similar to, that certain Credit Agreement, dated as of May 21, 2024, and amended pursuant to a First Amendment to Credit Agreement dated as of October 14, 2025, and as further amended pursuant to a Second Amendment to Credit Agreement dated as of February 10, 2026, among the Borrower, certain of its affiliates, the lenders party thereto, and Bank of America, N.A., as administrative agent (as in effect on the date hereof, the “Existing Revolving Credit Agreement”).

For purposes hereof, the term “substantially similar to the Existing Revolving Credit Agreement” and words of similar import means substantially the same as the Existing Revolving Credit Agreement as in effect on the date hereof with modifications (a) as are necessary to reflect the other terms specifically set forth in the Bridge Commitment Letter and this Bridge Term Sheet (including the limited conditions to funding as set forth herein) and, if applicable, the Bridge Fee Letter, including, without limitation, having such agreement evidence a single-draw term loan credit facility, (b) to reflect any changes in law or accounting standards since the date of the Existing Revolving Credit Agreement, and (c) that, subject to clauses (a) and (b), are otherwise no less favorable to the Borrower and its subsidiaries, taken as a whole, than those set forth in the Existing Revolving Credit Agreement, unless otherwise agreed by the Borrower.

The two immediately preceding paragraphs, collectively, shall be referred to herein as the “Documentation Principles”.

COST AND YIELD PROTECTION:	Consistent with the Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

MATURITY:	The Bridge Credit Facility will mature on the date that is 364-days after the Acquisition Funding Date (the “Initial Maturity Date”); provided, that the Initial Maturity Date automatically shall be extended by an additional 180 days (as so extended, the “Extended Maturity Date”) so long as (x) the Borrower, at least 30 days prior to the occurrence of the Initial Maturity Date, provides written notice to the Administrative Agent and the Lenders that it wishes to extend the Initial Maturity Date as contemplated above; (y) no Event of Default is outstanding on the date such notice is delivered or on the Initial Maturity Date; and (z) on the Initial Maturity Date, the Borrower pays to the Administrative Agent, for the ratable benefit of the Lenders, the “Extension Fee” (as defined below).

SCHEDULED AMORTIZATION:	None.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS; MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:	The Bridge Credit Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower. Subject to Documentation Principles, any prepayment of Term SOFR advances other than at the end of the applicable interest periods therefor shall be subject to funding indemnification provisions consistent with the Existing Revolving Credit Agreement. The commitment under the Bridge Credit Facility may be reduced permanently or terminated by the Borrower at any time without premium or penalty.

BRIDGE CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS FEBRUARY 10, 2026	CONFIDENTIAL INFORMATION

The following mandatory prepayments and commitment reductions shall be required in respect of the Bridge Credit Facility:

(i) 100% of the committed amount of any Qualifying Loan Facility (as defined below) entered into after the date of the Bridge Commitment Letter;

(ii)  without duplication of clause (i) above, 100% of the Net Cash Proceeds (as defined below) received by the Borrower or any of its subsidiaries (other than any Unrestricted Subsidiary (as defined in the Existing Revolving Credit Agreement) in existence as of the date of the Bridge Commitment Letter) after the date of the Bridge Commitment Letter from the issuance and sale of any senior notes or any other debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or incurrence of any other debt for borrowed money, other than (a) the Bridge Credit Facility, (b) borrowings under the Borrower’s existing revolving and term loan credit facilities, including the Existing Revolving Credit Agreement, (c) intercompany indebtedness among the Borrower and/or its subsidiaries, (d) financing leases, letters of credit, foreign subsidiary working capital facilities, purchase money and equipment financings, receivables financings, sale and leaseback arrangements or other similar obligations, in each case, incurred in the ordinary course of business, (e) any indebtedness of the Target permitted to be incurred by the Target after the date hereof but prior to the Acquisition Funding Date, or permitted to remain outstanding on the Acquisition Funding Date, in each case, under the Merger Agreement, (f) other debt to the extent the net cash proceeds of such debt are utilized to refinance any debt of the Borrower or its subsidiaries within six months of the maturity thereof and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon) and (g) other indebtedness in an aggregate principal amount not exceeding US$50,000,000;

(iii)  100% of the Net Cash Proceeds received by the Borrower after the date of the Bridge Commitment Letter from the issuance and sale of any equity securities by the Borrower (including, to the extent not duplicative of clause (ii) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans); and

(iv) 100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries (other than any Unrestricted Subsidiary (as defined in the Existing Revolving Credit Agreement) in existence as of the date of the Bridge Commitment Letter) after the date of the Bridge

BRIDGE CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS FEBRUARY 10, 2026	CONFIDENTIAL INFORMATION

Commitment Letter from the sale or other disposition of any property or assets of the Borrower or any of its subsidiaries (including any sale and leaseback transaction and sales or issuances of equity interests in any subsidiary of the Borrower, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of the Borrower or any of its subsidiaries) outside the ordinary course of business, including sales or issuances of equity interests in any subsidiary of the Borrower, other than (i) sales, issuances and other dispositions between or among the Borrower or any of its subsidiaries and (ii) sales and other dispositions the Net Cash Proceeds of which do not exceed US$50,000,000 in any transaction or series of related transactions (it being also understood that any casualty loss or damage to, or any condemnation of, any property or asset of the Borrower or any of its subsidiaries shall not be subject to this clause (iv)); provided that if the Borrower shall have given written notice to the Lead Arranger or, after the Acquisition Funding Date, the Administrative Agent, that the Borrower or its subsidiaries intend to reinvest such Net Cash Proceeds within 180 days of receipt thereof in long-term assets to be used in the business of the Borrower and/or its subsidiaries, such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (iv), except if such Net Cash Proceeds are not so reinvested by the end of such 180-day period (or, to the extent committed to be reinvested within such 180-day period, within 270 days of receipt thereof), in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (iv); it being understood that any prepayment or commitment reduction arising under this clause (iv) shall be applied ratably to the Bridge Credit Facility and any other senior debt that requires, as of the date of the Bridge Commitment Letter, an equivalent payment as a result of such event.

“Qualifying Loan Facility” means any credit facility (including any tranche of any credit facility) that is entered into by the Borrower for the stated purpose of providing financing for the Acquisition or any portion thereof; provided that the definitive credit or similar agreement with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Borrower or are more favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Credit Facility.

“Net Cash Proceeds” means:

(a)   with respect to the issuance, sale or incurrence of debt securities or debt for borrowed money, the excess of (i) cash actually received by the Borrower or any of its subsidiaries in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Credit Facility, received into escrow, provided that the conditions to the release thereof from escrow are no less favorable to the Borrower

BRIDGE CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS FEBRUARY 10, 2026	CONFIDENTIAL INFORMATION

or are more favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Credit Facility, as determined in good faith by the Borrower) over (ii) the underwriting or issuance discounts, commissions, fees and other out-of-pocket expenses incurred by the Borrower or any of its subsidiaries in connection therewith;

(b)   with respect to the issuance and sale of any equity securities of the Borrower, the excess of (i) the cash actually received by the Borrower in connection therewith over (ii) the underwriting or issuance discounts, commissions, fees and other out-of-pocket expenses incurred by the Borrower in connection therewith; and

(c)   with respect to a sale or other disposition of any property or assets of the Borrower or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Borrower or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof, (B) all fees and out-of-pocket costs and expenses incurred by the Borrower or any of its subsidiaries in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes reasonably estimated to be payable in connection with such transaction (including sales, use and other transfer taxes, deed or mortgage recording taxes), and (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles or to fund contingent liabilities reasonably estimated to be payable and that are associated with such event, provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Bridge Credit Facility, the U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than U.S. dollars will be determined based on customary exchange rates prevailing at the time of receipt by the Borrower or its subsidiaries of such Net Cash Proceeds or such commitments.

BRIDGE CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS FEBRUARY 10, 2026	CONFIDENTIAL INFORMATION

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are actually received (or, where applicable, received into escrow) or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of Loans resulting from any of the foregoing shall be made on or prior to the fifth business day after such Net Cash Proceeds are received. The Borrower shall provide the Administrative Agent with prompt notice of any event giving rise to a requirement for a commitment reduction or prepayment of loans under the Bridge Credit Facility, together with a reasonably detailed calculation of the amount of such reduction or prepayment.

All mandatory commitment reductions and prepayments of loans under the Bridge Credit Facility required above shall be applied (a) prior to the funding of loans, to commitments under the Bridge Credit Facility, and (b) after the funding of loans, to the ratable repayment thereof.

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE LOAN DOCUMENTATION AND THE BORROWING ON THE ACQUISITION FUNDING DATE:	The effectiveness of the Loan Documentation and the availability of, and full funding of, the Bridge Credit Facility on the Acquisition Funding Date in each case shall be subject solely to the conditions precedent set forth in Exhibit C to the Bridge Commitment Letter.

REPRESENTATIONS AND WARRANTIES:	Subject to Documentation Principles, substantially similar to those contained in the Existing Revolving Credit Agreement, with additional exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following: (i) existence, qualification and power; (ii) authorization; no contravention (including no conflict with the Merger Agreement); (iii) governmental authorization; other consents; (iv) binding effect; (v) financial statements; no material adverse change; (vi) litigation; (vii) no default; (viii) ownership of property; liens; (ix) environmental compliance; (x) insurance; (xi) taxes; (xii) ERISA compliance; (xiii) subsidiaries; (xiv) margin regulations; investment company act; (xv) disclosure; (xvi) compliance with laws; (xvii) taxpayer identification numbers; (xviii) intellectual property; licenses; etc.; (xix) solvency (to be defined and determined in a manner consistent with the manner in which solvency is defined and determined in the solvency certificate in the form set forth in Exhibit D); (xx) OFAC; (xxi) anti-corruption laws: (xxii) affected financial institutions; (xxiii) covered entities; (xxiv) beneficial ownership certification; and (xxv) outbound investment rules. Immediately after the Acquisition Funding Date and the consummation of the Acquisition, the Borrower automatically shall be deemed to make all of the representations and warranties set forth in the Loan Documentation, including, without limitation, no outstanding default or event of default.

“Material Adverse Effect” shall have the meaning set forth in the Existing Revolving Credit Agreement.

BRIDGE CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS FEBRUARY 10, 2026	CONFIDENTIAL INFORMATION

COVENANTS:	Subject to Documentation Principles, substantially similar to those contained in the Existing Revolving Credit Agreement, with exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following:

(a)   Affirmative Covenants: (i) financial statements; (ii) certificates; other information; (iii) notices; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) books and records; (x) inspection rights; (xi) ownership of guarantors; (xii) material subsidiaries (with the understanding that the Target and its applicable subsidiaries shall be required to become Guarantors in accordance with Section 6.12 of the Existing Revolving Credit Agreement); (xiii) compliance with environmental laws; (xiv) preparation of environmental reports; (xv) use of proceeds; (xvi) further assurances; and (xvii) anti-corruption laws.

(b)   Negative Covenants: (i) liens; (ii) investments; (iii) indebtedness; (iv) fundamental changes; (v) dispositions; (vi) lease obligations; (vii) restricted payments; (viii) change in nature of business; suspension of business; (ix) transactions with affiliates; (x) burdensome agreements; (xi) use of proceeds; (xii) sanctions; (xiii) anti-corruption laws; and (xiv) outbound investment rules.

(c)   Financial Covenants: (i) Consolidated Net Leverage Ratio not in excess of 3.50 to 1.00 (which the Borrower may elect to increase to 4.00 to 1.00 for four consecutive fiscal quarters in connection with a material acquisition, including, without limitation, in connection with the Acquisition), and (ii) Fixed Charge Coverage Ratio of at least 1.50 to 1.00. The foregoing financial covenants shall be determined in accordance with the Existing Revolving Credit Agreement (including the use of the defined terms referenced in connection with such financial covenants and the netting of amounts contemplated in the Existing Revolving Credit Agreement), subject to any modifications thereto mutually acceptable to the Borrower and the Lenders.

EVENTS OF DEFAULT:	Subject to Documentation Principles, substantially similar to those contained in the Existing Revolving Credit Agreement, with exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following: (i) non-payment of principal, interest (with a three-day grace period), and other obligations (with a five-day grace period); (ii) breaches of affirmative, negative and financial covenants (subject to grace and cure periods set forth in the Existing Revolving Credit Agreement); (iii) incorrectness of representations and warranties; (iv) cross-default to indebtedness exceeding $25,000,000 in principal amount; (v) voluntary or involuntary bankruptcy and insolvency events; inability to pay debts; attachments; (vi) judgments (subject to a $25,000,000 threshold amount); (vii) ERISA; (viii) change of control; (ix) invalidity of loan documents; and (x) to the extent Target Shares tendered in the Tender Offer are purchased thereunder prior to the closing date for the Merger, the failure to consummate the Merger within five business days after the Acquisition Funding Date.

BRIDGE CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS FEBRUARY 10, 2026	CONFIDENTIAL INFORMATION

ASSIGNMENTS AND PARTICIPATIONS:	Subject to Documentation Principles, substantially similar to the Existing Revolving Credit Agreement (subject, in the case of assignments prior to the Acquisition Funding Date, to the provisions of the Bridge Commitment Letter (which shall apply to all Lenders), and provided that in no event will any assignment or participation be permitted to Disqualified Lenders). Notwithstanding the foregoing, to the extent that prior to the Acquisition Funding Date commitments with respect to the Bridge Credit Facility have been syndicated as permitted by the Bridge Commitment Letter to a person that is neither a Disqualified Lender nor a Permitted Assignee, then the Initial Lender may assign the corresponding Loans to such person promptly following the funding of such Loans on the Acquisition Funding Date without the consent of the Borrower.

WAIVERS AND AMENDMENTS:	Subject to Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

INDEMNIFICATION:	Subject to Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

GOVERNING LAW:	State of New York.

EXPENSES:	Subject to Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

COUNSEL TO THE ADMINISTRATIVE AGENT:	Morgan, Lewis & Bockius LLP.

ANNEX I

TO EXHIBIT A

INTEREST RATES:

At the Borrower’s option, any Loan that is made to it will bear interest at a rate equal to Term SOFR or the Base Rate, plus, in each case, the Applicable Rate therefor, as all of the foregoing shall be determined in accordance with the Performance Pricing grid set forth below.

“Term SOFR” and “Base Rate” will have customary meanings substantially similar to those in the Existing Revolving Credit Agreement. Term SOFR will not have a credit spread adjustment, but will have a 0% “floor”.

The Borrower may select interest periods of 1, 3 or 6 months for Loans accruing interest at Term SOFR, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly for such loans.

DEFAULT INTEREST:	Default interest shall accrue as contemplated by the Existing Revolving Credit Agreement (2% above then applicable rates).

PERFORMANCE PRICING:	The Applicable Rate for Loans shall be, at any time, the applicable rate per annum set forth in the table below based on the Consolidated Net Leverage Ratio.

Pricing Level	Consolidated Net Leverage Ratio	Term SOFR Loans	Base Rate Loans
1	< 1.75 to 1.00	1.375%	0.375%
2	≥ 1.75 to 1.00 but < 2.25 to 1.00	1.625%	0.625%
3	≥ 2.25 to 1.00 but < 2.75 to 1.00	1.875%	0.875%
4	≥ 2.75 to 1.00 but < 3.25 to 1.00	2.125%	1.125%
5	≥ 3.25 to 1.00	2.375%	1.375%

The Applicable Rate will increase, in each Pricing Level, by 0.25% per annum on each of the 90th, 180th, and 270th day after the Acquisition Funding Date.

DURATION FEES:	The Borrower will pay a fee (the “Duration Fee”) to each Lender on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the Loans of such Lender outstanding at the close of business, New York City time, on such date:

	Duration Fees
90 days after the Acquisition Funding Date	180 days after the Acquisition Funding Date	270 days after the Acquisition Funding Date
0.50%	0.50%	0.50%

EXTENSION FEES:	If the Initial Maturity Date is extended to the Extended Maturity Date as contemplated by this Bridge Term Sheet, the Borrower will pay a fee (the “Extension Fee”) to the Administrative Agent, for the ratable benefit of each Lender with outstanding Loans on the Initial Maturity Date, equal to 0.25% multiplied by the aggregate principal amount of Loans outstanding on the Initial Maturity Date.

EXHIBIT C

CONDITIONS PRECEDENT TO ACQUISITION FUNDING DATE

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Bridge Commitment Letter to which this Exhibit C is attached.

Subject to the Certain Funds Provision, the effectiveness of the Loan Documentation and the availability of, and full funding of, the Bridge Credit Facility on the Acquisition Funding Date in each case shall be subject solely to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent:

(i) [Intentionally Omitted].

(ii) Substantially concurrently with the funding of the Bridge Credit Facility on the Acquisition Funding Date, the Tender Offer shall be consummated in all material respects in accordance with the terms of the Merger Agreement, but without giving effect to any amendments, waivers or consents by the Borrower that are materially adverse to the interests of the Initial Lenders in their capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (provided that the Lead Arrangers shall be deemed to have consented to any such amendment or waiver unless they shall object thereto within five business days after receipt of notice of such amendment or waiver) (it being understood that (a) any decrease in the purchase shall not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers provided such decrease is less than 10% or so long as such decrease is allocated to reduce the amount of the Bridge Credit Facility, (b) any increase in the purchase price shall not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by proceeds of borrowings under the Existing Revolving Credit Agreement or cash on hand of the Borrower, (c) the granting of any consent under the Merger Agreement that is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver and (d) any amendment or waiver of the Minimum Tender Condition or the Merger Agreement Condition shall be materially adverse to the interests of the Initial Lenders and Lead Arrangers. The Merger shall, on or as soon as practicable following the Acquisition Funding Date (and in any event no later than two business days thereafter), be consummated in all material respects pursuant to the terms of the Merger Agreement. To the extent GLDD Shares tendered in the Tender Offer are accepted for purchase and paid for prior to the date of the closing of the Merger, all conditions to the closing of the Merger pursuant to the Merger Agreement, other than the filing of a certificate of merger with the Secretary of State of the State of Delaware and other conditions that by their nature are to be satisfied on the closing of the Acquisition, shall have been satisfied.

(iii) The Lead Arrangers shall have received for Target and its subsidiaries audited consolidated balance sheets and the related audited consolidated statements of operations, comprehensive income (loss), cash flows and equity, in each case, prepared at the time thereof in accordance with U.S. GAAP in all material respects (except as may be indicated therein) for the fiscal years (or the periods) ended as of December 31, 2023 and December 31, 2024. The Lead Arrangers shall have received for Target and its subsidiaries unaudited condensed consolidated balance sheets and the related unaudited condensed consolidated statements of operations, comprehensive income (loss), cash flows and equity, in each case, prepared at the time thereof in accordance with U.S. GAAP in all material respects (except as may be indicated therein and except for normal year-end adjustments) for the fiscal quarters ended as of March 31, 2025, June 30, 2025, and September 30, 2025. The Lead Arrangers hereby acknowledge receipt of each of the foregoing financial statements. The Lead Arrangers also shall have received unaudited condensed consolidated balance sheets and the related unaudited condensed consolidated statements of operations, comprehensive income (loss), cash flows and equity, in each case, prepared at the time thereof in accordance with U.S. GAAP in all material respects (except as may be indicated therein and except for normal year-end adjustments) for Target and its subsidiaries for each fiscal quarter occurring after December 31, 2025 (other than the fiscal quarter ending December 31, 2026) that ends at least 45 days prior to the Acquisition Funding Date. The Lead Arranger shall have received for Target and its subsidiaries audited consolidated balance sheets and the related audited consolidated statements of operations, comprehensive income (loss), cash flows and equity, in each case, prepared at the time thereof in accordance

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with U.S. GAAP in all material respects (except as may be indicated therein) for the fiscal year ended December 31, 2025 if the Acquisition Funding Date occurs after March 31, 2026. Information required to be delivered pursuant to this paragraph (iii) shall be deemed to have been delivered to the Lead Arrangers if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov.

(iv) (A) The Administrative Agent shall have received customary legal opinions, corporate organizational documents of the Borrower and the Guarantors, good standing certificates for the Borrower and the Guarantors, to the extent applicable, customary resolutions of the appropriate governing body with respect to the Borrower and the Guarantors, a customary closing certificate with respect to the Borrower and the Guarantors, and an appropriate borrowing notice, (B) the Administrative Agent shall have received the Borrower’s, the Guarantors’ and the Lenders’ executed signature page to the credit agreement evidencing the Bridge Credit Facility, which credit agreement shall be consistent with the Bridge Commitment Letter, the Bridge Term Sheet, and the Documentation Principles, (C) the Specified Representations shall be true and correct in all material respects on the Acquisition Funding Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) as of such earlier date) after giving effect to the Acquisition and the initial funding of the loans under the Bridge Credit Facility and (D) the Merger Agreement Representations shall be true and correct as and to the extent required by clause (c) of the Certain Funds Provision.

(v) Substantially concurrently with the funding of the Bridge Credit Facility on the Acquisition Funding Date, the Lead Arrangers, the Administrative Agent and the Lenders shall receive all fees and expenses required to be paid on or prior to the Acquisition Funding Date pursuant to the Bridge Fee Letter and the Lead Left Fee Letter and invoiced to the Borrower at least two business days prior to the Acquisition Funding Date (which amounts may, at the Borrower’s election, be offset against the proceeds funded under the Bridge Credit Facility on the Acquisition Funding Date).

(vi) The Lead Arrangers shall have received, at least three business days prior to the Acquisition Funding Date, all reasonably necessary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation reasonably requested in writing by the Lead Arrangers at least ten business days prior to the Acquisition Funding Date.

(vii) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in substantially the form of Exhibit D hereto.

(viii) A Company Material Adverse Effect (as defined in the Merger Agreement) shall not have occurred since the date of the Merger Agreement.

(ix) All indebtedness under the following financing agreements shall be fully repaid (or, in the case of letters of credit, replaced, cash collateralized, otherwise collateralized with “back to back” letters of credit, or otherwise addressed in a manner reasonably acceptable to the applicable letter of credit issuer), all commitments to extend credit thereunder shall be terminated, and, if applicable, all liens in respect of the foregoing will be released, substantially simultaneously with the initial borrowing under the Bridge Credit Facility (the “Existing Target Indebtedness”):

a.

Second Amended and Restated Revolving Credit and Security Agreement, dated as of July 29, 2022, by and among GLDD, certain of its affiliates, the lenders party thereto, and PNC Bank, National Association as agent, as amended, restated, supplemented or otherwise modified from time to time; and

b.

Indenture, dated May 25, 2021, among GLDD, certain of its affiliates and Wells Fargo Bank, National Association, as Trustee, together with all notes issued pursuant thereto, including GLDD’s 2029 Notes, in each case as amended, restated, supplemented or otherwise modified from time to time.

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EXHIBIT D

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of Saltchuk Resources, Inc. (the “Borrower”) is delivered pursuant to Section [ ] of the Credit Agreement, dated as of [    ] (the “Credit Agreement”), by and among the Borrower, the Guarantors, the Lenders from time to time party thereto, and U.S. Bank National Association, as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [    ], the duly elected, qualified and acting Chief Financial Officer of the Borrower, DO HEREBY CERTIFY that I have reviewed the Credit Agreement and the other Loan Documents referred to therein and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

I HEREBY FURTHER CERTIFY, in my capacity as Chief Financial Officer and not in my individual capacity, that as of the date hereof, immediately after giving effect to the Transactions:

1. The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business.

3. The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business.

4. The Borrower and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital, on a consolidated basis.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability.

For the purpose of the foregoing, I have assumed there is no Default or Event of Default under the Credit Agreement on the date hereof and will be no Default or Event of Default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

* * *

D-1

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

SALTCHUK RESOURCES, INC.

By:
Name:
Title: Chief Financial Officer

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